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                                                                 Exhibit (d)(vi)

                                BG(UK) Letterhead
                                -----------------

                                                            August 1, 2001


Bessemer Investment Management LLC
630 Fifth Avenue
New York, New York 10111
U.S.A.

Attention:  Timothy J. Morris

Dear Mr. Morris:

We write to confirm the agreement under which we will accept the delegation by Bessemer Investment Management LLC ("BIM LLC") to Bessemer Group (U.K.) Limited of certain responsibilities in respect of the Old Westbury International Fund (the "Fund"), a series of the Old Westbury Funds, Inc. (the "Company"). This agreement shall be effective from the date Bessemer Group (U.K.) Limited becomes registered under the U.S. Investment Advisers Act of 1940.

1.   The Member
     ----------

     Bessemer Group (U.K.) Limited (the "Member") is authorized by the Investment Management Regulatory Organization Limited ("IMRO") to:

     (a) provide investment advice of any of the kinds described in paragraph 15 in Schedule 1 to the Financial Services Act 1985;

     (b) arrange and effect transactions relating to investments of any kind where the Member does not and will not hold client money or assets and where arrangements exist under which a clearing firm accepts primary responsibility for the performance of the Member's obligations in connection with those transactions; and

     (c) act as investment manager where the Member does not and will not hold client money or assets and where the assets of the managed fund are held by a bank or custodian appointed by the fund; and that bank or custodian will only release money or assets of the managed fund:

          (i) to the client or as the client may direct, upon authority of written instructions given by the client; or
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Bessemer Investment Management LLC        2                       August 1, 2001


          (ii) to the counterparty of any transaction authorized by the investment manager, upon the authority of a confirmation issued by the clearing firm which effects the transaction on the instructions of the investment manager.

     The Member is bound by the Rules of IMRO (the "Rules"). The Member does not have authorization to handle client money and therefore does not maintain separate client accounts. The Member will not act as custodian and therefore has made no arrangements for registration, identification of ownership or safe custody of documents of title.

2.   The Fund
     --------

     The Fund has entered into an Advisory Contract with Bessemer Trust Company, N.A. ("BTNA") dated October 12, 1993 (the "BTNA Contract"). On May 2, 2001, the Company and BIM LLC entered into an Assumption Agreement (together with the BTNA Contract, the "Advisory Contract"), pursuant to which BIM LLC has been employed to manage the investment and reinvestment of the Fund's assets, subject to the general control of the Company's Board of Directors.

     Pursuant to the Advisory Contract, BIM LLC is permitted from time to time to employ, subcontract with or otherwise associate with, entirely at its expense, such persons as it believes to be particularly fitted to assist it in the execution of the duties set forth under the Advisory Contract. BIM LLC will supply the Member with such evidence of such authority as may be reasonably requested.

     The Fund, as provided in the Advisory Contract, proposes to engage in the business of investing and reinvesting its assets in securities of the type, and in accordance with the limitations, specified in its Articles of Incorporation, By-Laws and Registration Statement filed with the U.S. Securities and Exchange Commission under the U.S. Investment Company Act of 1940 (the "1940 Act") and the U.S. Securities Act of 1933, including the Prospectus forming a part thereof (the "Registration Statement"), all as from time to time in effect, and in such manner and to such extent as may from time to time be authorized by the Company's Board of Directors. Copies of the documents listed above have been furnished to the Member, and the Member will be furnished with copies of such amendments thereto as may be made from time to time.

3.   Services
     --------

     Subject to the general control of the Board of Directors of the Company, and the determination by BIM LLC that proposed investments satisfy the investment objectives and policies of the Fund (as described in the Prospectus) ("Acceptable Investments"), BIM LLC hereby subcontracts with the Member to make recommendations with respect to all proposed purchases and sales of the portfolio securities. In recommending purchases and sales of the Fund's portfolio securities, the Member will observe the policies set from time to time by the Company's Board of Directors as well as the
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Bessemer Investment Management LLC        3                       August 1, 2001

     limitations imposed by the Company's Articles of Incorporation and by the provisions of the Internal Revenue Code and the 1940 Act relating to regulated investment companies and the limitations contained in the Registration Statement.

     The Member shall recommend the brokers to be used for all transactions, to assist in ensuring best execution. Subject to applicable law and procedures adopted by the Fund's Board of Directors, the Member may (i) recommend brokers other than itself who charge commissions that are higher than such that might be charged by another qualified broker to obtain brokerage and/or research services considered by the Member to be useful or desirable for its investment management of the Fund and/or other advisory accounts of the Member and any investment advisor affiliated with the Member; and (ii) consider the sales of shares of the Fund by brokers including the Member's affiliates as a factor in the Member's recommendation of brokers for Fund transactions. It is intended that commissions paid to any broker generally will not exceed 25% of the total commissions paid in any year, subject to such deviations from this guideline as may from time to time be agreed. BIM LLC will be notified with an explanation if this level is exceeded. BIM LLC may, of course, direct the Member to use specific brokers.

     The Member will receive no commissions or discounts from any other party to a transaction. The Member will not act as principal and therefore will not apply any mark-up or mark-down to any transaction.

     The Member will keep BIM LLC in touch with important developments affecting the Fund's portfolio and, on the Member's initiative, will furnish BIM LLC and the Fund from time to time with such information as the Member may believe appropriate for this purpose, whether concerning the individual entities whose securities are included in the Fund's portfolio, the activities in which such entities engage or the conditions prevailing in the equity market or the economy generally. The Member will also furnish BIM LLC and the Fund with such statistical and analytical information with respect to the Fund's portfolio securities as the Member may believe appropriate or as BIM LLC may reasonably request.

     The Member or its affiliates will also furnish BIM LLC and the Fund, at the Member's own expense, such investment advisory supervision and assistance as the Member may believe appropriate or as BIM LLC may reasonably request subject to the requirements of any regulatory authority to which the Member may be subject.

     If requested by BIM LLC, brokers shall be instructed to send directly to
     BIM LLC statements of all transactions for the Fund effected on the instructions of the Member. The Member will maintain its records in relation to each transaction for seven years from the date of the transaction and will supply copies of such records to BIM LLC on demand.
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Bessemer Investment Management LLC        4                       August 1, 2001

     BIM LLC shall make available to the Member at least weekly and monthly statements of holdings in the Fund. The Member will discuss with BIM LLC at agreed intervals investment holdings and performance. Verbal instructions from BIM LLC will be accepted by the Member. The Member may request that these instructions be followed up in writing.

     The Member shall have the authority to make calls upon BIM LLC other than at BIM LLC's express invitation.

     The Member's advice, and the basis on which the Member has made the judgement leading to such advice, will be communicated to BIM LLC verbally unless specifically requested in writing.

     The Member undertakes not to transact for BIM LLC any business in which the Member or any Registered Individual has a personal interest unless that interest has been previously disclosed in writing.

4.   Remuneration
     ------------

     The Member's fee for this service will be at the rates as per the attached Schedule of Fees, calculated on the market value of the Fund. The fee will be charged monthly in arrears and will be calculated on the valuation of the portfolio, including capital cash uninvested, as of the end of each month. Fee advices will be rendered to BIM LLC.

     If the agreement is terminated BIM LLC will pay a due proportion of any periodic payments for services.

5.   Standard of Care
     ----------------

     BIM LLC will expect of the Member, and the Member will give BIM LLC the benefit of, its best judgment and efforts in rendering these services to BIM LLC, and BIM LLC and the Fund agree as an inducement to the Member undertaking these services that the Member will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect the Member against any liability to BIM LLC or the Fund or to their security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of the Member's duties hereunder, or by reason of the Member's reckless disregard of its obligations and duties hereunder.

     The Member does not accept liability for default by any third party who is the nominal holder of the Fund's registered investments or who has in his possession or custody on behalf of the Fund documents of title or certificates evidencing title to any of the Fund's investments.
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Bessemer Investment Management LLC        5                       August 1, 2001

6.   Effectiveness and Termination
     -----------------------------

     This agreement will become effective on the date Member's registration under the U.S. Investment Advisers Act of 1940 becomes effective and shall continue in effect until September 30, 2003 and thereafter for successive twelve-month periods (computed from each October 1); provided that such continuation is specifically approved at least annually by the Company's Board of Directors or by a majority vote of the holders of the Fund's outstanding voting securities, as defined in the 1940 Act and the rules thereunder, and, in either case, by a majority of those of the Company's directors who are neither party to this agreement nor, other than by their service as directors of the Company, interested persons, as defined in the 1940 Act and the rules thereunder, of any such person who is party to this agreement. Upon the effectiveness of this agreement, it shall supersede all previous agreements between BIM LLC and the Member covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty, (i) by vote of a majority of the Fund's outstanding voting securities, as defined in the 1940 Act and the rules thereunder,
     (ii) by a vote of a majority of the Company's entire Board of Directors, on sixty days' written notice to the Member, (iii) by BIM LLC on sixty days' written notice to the Member, (iv) by the Member on sixty days' written notice to BIM LLC, or (v) upon the termination of the Advisory Contract.

7.   Assignment
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     This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by the Member and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by the Member. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the U.S. Securities and Exchange Commission.

8.   Confidentiality
     ---------------

     Both parties to the agreement will at all times respect and protect the confidentiality of information in consequence of it (except under compulsion of law).

The terms and conditions of this agreement will be governed by English law.

If BIM LLC is in agreement with these terms, please sign the enclosed copy of this letter and return it to the undersigned.


                                                            Yours sincerely,

                                                            Hermione Davies
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Bessemer Investment Management LLC        6                       August 1, 2001


                                            Managing Director

ACCEPTED AND AGREED:

Bessemer Investment Management LLC

By:
     ------------------------------
         Timothy J. Morris
         Senior Managing Director

Old Westbury Funds, Inc.


By:
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         Walter Grimm
         President
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                                SCHEDULE OF FEES
                                ----------------

The Member's remuneration will be calculated at the following rates applied to the market value of the Fund, as set forth in the Agreement:

         0.55% on the first U.S.$500,000,000

         0.45% on U.S.$500,000,001 to U.S.$1,000,000,000

         0.35% on the balance